Exhibit 99.1

Assurant Announces 2020 Property Catastrophe Reinsurance Program
Maintaining $80M Per-Event Retention with Increasing Multi-year Coverage
NEW YORK, June 29, 2020 - Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced it has finalized its 2020 property catastrophe reinsurance program, limiting the company’s financial exposure and protecting more than 3 million homeowners and renters policyholders against severe weather and other hazards.
“At Assurant, not only is our commitment to social responsibility critical, but we believe we have an obligation to strengthen and protect the communities where we work and live for all of our stakeholders, including our customers and consumers,” said Assurant President and Chief Executive Officer Alan Colberg. “And one way we demonstrate that commitment is by implementing a comprehensive catastrophe reinsurance program.”
Michael Campbell, President of Global Housing added, “This year, our strong reinsurance partnerships enabled us to increase our multi-year coverage to nearly 50 percent of our total U.S. program, while maintaining our $80 million per-event retention at attractive terms and conditions, compared to the broader market. Importantly, we continued to execute on our long-term strategy to reduce less attractive risk exposure, as we exited businesses that do not meet our risk-return expectations, allowing us to lower our overall tower limit by $230 million.”
2020 U.S. Program Key Highlights

•
U.S. Program provides $930 million of coverage(1) in excess of a $80 million retention per-event with a projected probable maximum loss (PML) of approximately a 1-in-174-year storm, based on projected modeled loss estimates(2).

•	When combined with the Florida Hurricane Catastrophe Fund, the program is covered for gross Florida losses of up to $1.15 billion.

•	Multiyear reinsurance contracts now in place covering nearly half of the U.S. Program over the next two to five years, reducing volatility in future reinsurance costs.

•	All layers of the program allow for one automatic reinstatement, except Layer 1 which has two reinstatements.

•
Maintains unique cascading feature that provides multi-event protection in which most higher coverage layers (layers 2 through 6) cascade down to $110 million as the lower layers and reinstatement limits are exhausted.

•
2020 reinsurance premiums for this program are estimated to be approximately $138 million pre-tax(3) compared to $163 million pre-tax for 2019, reflecting the exit from small commercial as well as a modest reduction in lender-placed exposure. Coverage was placed with more than 40 reinsurers that are all rated A- or better by A.M. Best.

2020 Property Catastrophe Reinsurance Program

$340.0M
$96.0M
90% of $244.0M excess of $96.M
Risk Retained by Assurant
Estimated 2020 Florida Hurricane Catastrophe Fund4
$1,010M
$895M
$600M
$380M
$220M
$150M
$110M
$80M
Layer 7
Multiyear: 57% of Layers 3-6
Layer 6
Layer 5
Layer 4
Layer 3
Layer 2
Layer 1
Retention
1:174-year Probable Maximum Loss2
1:3.8-year Probable Maximum Loss2
Per Occurrence U.S. CAT Reinsurance Program
Reinsurance Coverage
Risk Retained by Assurant
M = in Millions

(1)
2020 Catastrophe Reinsurance Program also includes coverage in the Caribbean of up to $175 million in excess of $20 million, and our 2020 Latin America protection of up to $170 million in excess of $7 million which will renew in full on July 1, 2020. Renewals subject to changes in coverage amount, retention and cost.

(2)	Probable Maximum Loss is projected based on estimated December 31, 2020 exposure and a blend of industry modeling tools. Actual losses may differ materially from projections.

(3)
Actual reinsurance premiums will vary if exposure changes significantly from estimates or if reinstatement premiums are required due to catastrophe events. Total pre-tax dollar amount includes Caribbean and Latin America coverage.

(4)
The risk retained by Assurant (retention) for the Florida Hurricane Catastrophe Fund (FHCF) is applied to the main U.S. Program retention of $80 million. The FHCF inures to the benefit of the main U.S. Program. Once exhausted, there is no reinstatement of the FHCF coverage.

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.
Safe Harbor Statement
Some of the statements included in this news release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this news release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the company’s future plans, estimates or expectations will be achieved. Actual results may differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements included in this news release, whether as a result of new information, future events or other developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports filed with the U.S. Securities and Exchange Commission.

Media Contacts:
Linda Recupero
Senior Vice President, Enterprise Communication
201.519.9773
linda.recupero@assurant.com

David Blumenthal
Assistant Vice President, Enterprise Communication
678.358.0196
david.blumenthal@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Director, Investor Relations
914.204.2253
sean.moshier@assurant.com